Exhibit 4.4

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Set forth below is the description of each class of securities of Quantum Computing Inc. (the “Company”) outstanding as of December 31, 2020. The following description summarizes the most important terms of these securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and our Bylaws, copies of which have been previously filed with the Securities and Exchange Commission and are incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2020. You should refer to our Articles of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law for a complete description.

Common stock, par value $0.0001 per share (the “Common Stock”) is the only class of our securities currently registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Common Stock is quoted on the OTCQB under the symbol “QUBT.”

Authorized Common Stock

Our authorized Common Stock consists of 250,000,000 shares.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock may, receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each stockholder is entitled to one vote for each share of common stock held by such shareholder.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Holders of common stock are entitled to dividends when, and if, declared by the Board of Directors out of funds legally available therefore; and then, only after all preferential dividends have been paid on any outstanding Preferred Stock. The Company has not had any earnings and it does not presently contemplate the payment of any cash dividends in the foreseeable future.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Worldwide Stock Transfer, LLC with an address at One University Plaza, Suite 505, Hackensack, NJ 07601. Their phone number is (201) 820-2008.